                                                                    Exhibit 10.5

[US Energy Services, Inc. Logo]

                              Minneapolis Office       Kansas City Office
                              1000 Superior Blvd.      9200 Indian Creek Parkway
                              Wayzata, MN 55391-1810   Overland Park, KS 66210
                              Office 952-745-4300      Office 913-754-3050
                              Fax 952-473-1224         Fax 913-754-3060

October 11, 2004

Tom Lynch
President
Siouxland Ethanol, LLC.
1221 Monona Blvd.
Jackson, NE 68743

Re: Agency Authorization Agreement

Dear Mr. Lynch:

Siouxland Ethanol, LLC. (Siouxland Ethanol) desires to engage the services of U.S. Energy Services, Inc. (U.S. Energy) to manage Siouxland Ethanol's energy supplies for its facilities.

Siouxland Ethanol and U.S. Energy agree on the following terms and conditions:

     1. APPOINTMENT OF U.S. ENERGY AS SIOUXLAND ETHANOL'S AGENT. Siouxland Ethanol agrees to appoint U.S. Energy as its agent, for purposes of managing Siouxland Ethanol's energy supplies for its facilities referred to above. U.S. Energy accepts its appointment as Siouxland Ethanol's agent for these purposes.

     2. LIMITATIONS ON THE AUTHORITY OF U.S. ENERGY. U.S. Energy has the authority to deal with third parties on behalf of Siouxland Ethanol, in connection with energy related matters, in its capacity as Siouxland Ethanol's agent.

     3. COMMUNICATION AND INFORMATION SHARING. U.S. Energy shall keep Siouxland Ethanol fully informed on a regular basis with regard to U.S. Energy's activities as the manager of Siouxland Ethanol's energy supplies. At the request of Siouxland Ethanol, U.S. Energy shall immediately provide Siouxland Ethanol with any and all or other information related to U.S. Energy's activities as the manager of Siouxland Ethanol's energy supplies.

     4. TERM OF THE AGREEMENT. This Agreement shall begin upon execution of this Agreement. Either party may terminate this Agreement for any reason, without recourse to the other party, by giving a thirty (30) day prior written notice to the other party.

     5. SERVICES. U.S. Energy shall perform the following services for Siouxland Ethanol:

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                                                      U.S. Energy Initials______

                                                Siouxland Ethanol Initials______

          (a) Solicit bits for, negotiate, execute and administer energy supply contracts. Administration of said contracts shall include:

               -    Placing daily and monthly nominations

               - Reviewing invoices for accuracy, approving for payment, and making payment

               -    Providing timely notices

          (b) Negotiate, execute and administer interstate transportation contracts. Administration of said contracts shall include:

               -    Providing daily and monthly nominations

               -    Receiving curtailment notifications

               -    Managing daily and monthly imbalances

               -    Requesting and negotiating pipeline taps

               - Reviewing invoices for accuracy, approving for payment, and making payment

               -    Providing timely notices

          (c) Negotiate, execute and administer LDC transportation contracts. Administration of said contracts shall include:

               -    Providing daily and monthly nominations

               -    Receiving curtailment notifications

               -    Managing daily and monthly imbalances

               - Reviewing invoices for accuracy, approving for payment, and making payment

               - Negotiating and resolving all discrepancies including imbalances

               -    Providing timely notices

          (d)  Perform other related services requested by Siouxland Ethanol.

     6.   CONFIDENTIALITY.

          (a) NONDISCLOSURE: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or
               (d) is required by U.S. Energy to be disclosed by court order, or
               (e) is permitted by Siouxland Ethanol. All such information shall be and remain the property of Siouxland Ethanol unless such information is subject to another Confidentiality Agreement,


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                                                      U.S. Energy Initials______

                                                Siouxland Ethanol Initials______

               and upon the termination of this Agreement, U.S. Energy shall return all such information upon Siouxland Ethanol's request.

          (b)  PROTECTION OF INFORMATION ABOUT SIOUXLAND ETHANOL
               U.S. Energy agrees to inform its employees who work with Siouxland Ethanol of the requirements of this Section 6. U.S. Energy also agrees to protect information about Siouxland Ethanol with the same degree of diligence that U.S. Energy uses to protect its own confidential information.

     7. INDEMNIFICATION. U.S. Energy agrees to indemnify Siouxland Ethanol for and against all liabilities, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature that may be imposed on, incurred by, or asserted against Siouxland Ethanol, in any way relating to or arising out of Siouxland Ethanol's execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby to the extent that such liabilities, losses, etc. arise from actions of U.S. Energy exceeding the scope of the agency provided in this agreement.

If the above meets with your understanding of our agreement, please execute both of the originals in the space below and return both signed originals to U.S. Energy. U.S. Energy will execute both originals and return one fully signed original to Siouxland Ethanol and keep one fully signed original for U.S. Energy's files.

U.S. ENERGY SERVICES, INC.                SIOUXLAND ETHANOL, LLC


BY: /s/ Gail McMinn              (Sign)   BY: /s/ Tom Lynch               (Sign)
    -----------------------------------       ----------------------------------
NAME: Gail McMinn               (Print)   NAME: Tom Lynch                (Print)
TITLE: Vice President                     TITLE: President and Chairman

DATE: 10-20-04                            DATE: 10-13-04

ACCEPTED AND DATED TO THIS ________ DATE OF ____________________, 2004


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

[US Energy Services, Inc. Logo]

                              Minneapolis Office       Kansas City Office
                              1000 Superior Blvd.      9200 Indian Creek Parkway
                              Wayzata, MN 55391-1810   Overland Park, KS 66210
                              Office 952-745-4300      Office 913-754-3050
                              Fax 952-473-1224         Fax 913-754-3060

October 11, 2004

Tom Lynch
President
Siouxland Ethanol, LLC.
1221 Monona Blvd.
Jackson, NE 68743

Dear Mr. Lynch:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Siouxland Ethanol, LLC. ("Siouxland Ethanol").

PROJECT DESCRIPTION: Siouxland Ethanol is developing a 50 million gallon per year ethanol plant ("Plant") to be located in Dakota County, NE. The Plant will have approximately a four MW peak usage in electricity and will consume either approximately 4,500 MMBtu of natural gas per day or approximately 300 tons of Powder River Basin Coal per day.

U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of natural gas or coal and electricity for the Plant. These services will be provided during the construction of the Plant ("Construction Period"), and after the Construction Period when the Plant has been placed in service ("Completion Date"). The Completion Date shall be determined when the Plant begins producing ethanol. These services will include but not be limited to following:

A.   ENERGY INFRASTRUCTURE ADVISORY SERVICES DURING THE CONSTRUCTION PERIOD

1. Provide an analysis and comparison of fuel choices for the plant. U.S. Energy will compare and analyze the total delivered cost of coal and natural gas to be used for combustion and steam generation.

2. Provide an economic comparison of receiving natural gas distribution service. U.S. Energy will provide preliminary engineering cost estimates, route drawings, and project timeline related to constructing pipeline facilities.

     In the event that a direct connect gas pipeline option is selected, U.S. Energy will submit a tap request to the pipeline. In addition, U.S. Energy will also attempt to negotiate an option for Siouxland Ethanol to minimize interconnect costs through the purchase of firm transportation to the Plant.


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                                                        U.S. Energy Initials ___

                                                  Siouxland Ethanol Initials ___

3. Determine whether firm, interruptible, or a blend of gas transportation entitlement will provide the lowest burnertip cost. Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

4. Evaluate the economics and feasibility of using coal as a fuel source rather than natural gas. Negotiate the acquisition, transportation, storage and other logistics necessary in managing the cost of coal if used as a fuel source.

5. Provide advisory services to Siouxland Ethanol regarding electric pricing and service agreements.

     a. Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

     b. Negotiate final electric service agreements that meet the pricing and reliability requirements of Siouxland Ethanol, including options for third party access to electric metering.

     c. Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy's monthly fee herein, and must be pre-approved by Siouxland Ethanol.

6. Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

7. Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B. ON-GOING ENERGY MANAGEMENT SERVICES FOLLOWING THE COMPLETION PERIOD

U.S. Energy will provide the following services at Siouxland Ethanol's request:

1. If natural gas is the fuel selected, provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Siouxland Ethanol the various supply index and fixed prices. U.S. Energy will not take title to Siouxland Ethanol gas supplies, but will communicate supply prices and potential buying strategies.

2. Negotiate with gas pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Siouxland Ethanol's performance criteria at the lowest possible cost.


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                                                        U.S. Energy Initials ___

                                                  Siouxland Ethanol Initials ___

3. Develop and implement a price risk management plan that is consistent with Siouxland Ethanol's pricing objectives and risk profile.

4. Provide daily nominations to the gas suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to Siouxland Ethanol of all nominations and actual daily gas usage. U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5. Provide a consolidated monthly invoice to Siouxland Ethanol that reflects all applicable natural gas, coal and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6. Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7. On going review and renegotiation of electric service costs, as required. This may include:

     a. Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

     b. Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

     c. Identifying on-site generation opportunities as market conditions change.

     d. Provide a monthly projection of energy (natural gas or coal and electricity) and annual summaries.

8. Evaluate the economics and feasibility of using coal as a fuel source rather than natural gas. Negotiate the acquisition, transportation, storage and other logistics necessary in managing the cost of coal if used as a fuel source.

9. Provide natural gas or coal and electric energy operating budgets for the Plant.

10. Perform initial sales tax exemption audits for energy consumption costs as required and allowed by Nebraska tax laws.

TERM: The initial term of this Agreement shall commence on November 1, 2004 and continue until twelve (12) months after the Plant's Completion Date. The Agreement shall be month-to-month after the initial term. This Agreement may be terminated by either party effective after the initial term upon thirty (30) days prior written notice. Siouxland Ethanol shall remain responsible for payment and performance associated with any and all transportation, supply, and


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                                                        U.S. Energy Initials ___

                                                  Siouxland Ethanol Initials ___

storage transactions entered into by U.S. Energy and authorized by Siouxland Ethanol, prior to termination.

FEES: U.S. Energy's fee for services described above described above during the term of this Agreement shall be $2,900 per month, plus pre-approved travel expenses. Siouxland Ethanol may defer payment on the invoiced amounts until financing for the plant has been secured. Deferred invoice amounts shall not bear interest. Plant financing shall be deemed to be secured at the time Siouxland Ethanol and its project lender(s) actually execute and deliver all required documents for closing the loans necessary to finance the complete construction of the Siouxland Ethanol. In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party. Payment of pre-approved travel expenses shall not be deferred. If Siouxland Ethanol experiences significant delays in its project timeline and it is necessary for U.S. Energy to delay work on Siouxland Ethanol's energy management activities, upon mutual agreement by both parties, U.S. Energy will suspend its activities and suspend invoicing Siouxland Ethanol until U.S. Energy's activities resume.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Siouxland Ethanol for the work to be completed that month. Siouxland Ethanol shall pay U.S. Energy within then (10) days of receipt of invoice, unless payments are deferred until financing for the plant has been secured as outlined above. U.S. Energy will also provide to Siouxland Ethanol each month a consolidated invoice of the Plant's energy costs.

TAXES: Siouxland Ethanol will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or coal and electricity and the provision of services hereunder.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already to U.S. Energy's possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Siouxland Ethanol. All such information shall be and remain the property of Siouxland Ethanol unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Siouxland Ethanol's request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy's services hereunder without first discussing such proposed disclosure with Siouxland Ethanol.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered


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                                                        U.S. Energy Initials ___

                                                  Siouxland Ethanol Initials ___

as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Siouxland Ethanol:   Siouxland Ethanol, LLC.
                     Attn: Tom Lynch-President
                     1221 Monona Blvd.
                     Jackson, NE 68743

U.S. Energy:         U.S. Energy Services, Inc.
   (Payment)         c/o US Bank SDS 12-1449
                     Account #: 173100561153
                     P.O. Box 86
                     Minneapolis, MN 55486

(Notices):           U.S. Energy Services, Inc.
                     1000 Superior Blvd
                     Wayzata, MN 55391
                     Attn: Gail McMinn

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Siouxland Ethanol.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth Siouxland Ethanol's understanding of the Agreement, please so indicate in the spaces below and return both originals to U.S. Energy, Attention: Gail McMinn

Sincerely,

U.S. ENERGY SERVICES, INC.


BY: /s/ Gail McMinn              (Sign)
    -----------------------------------
NAME: Gail McMinn               (Print)
TITLE: Vice President

DATE: 10-20-04


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                                                        U.S. Energy Initials ___

                                                  Siouxland Ethanol Initials ___

ACCEPTED AND DATED TO THIS ________ DAY OF _____________________, 2004

SIOUXLAND ETHANOL, LLC.


BY: /s/ Tom Lynch                (Sign)
    -----------------------------------
NAME: Tom Lynch                 (Print)
TITLE: President and Chairman

DATE: 10-13-04


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